Exhibit 99.1

W&T OFFSHORE ANNOUNCES CLOSING OF $275 MILLION SENIOR SECOND LIEN NOTES OFFERING

HOUSTON (GLOBE NEWSWIRE) — January 30, 2023 — W&T Offshore, Inc. (NYSE: WTI) (“W&T Offshore” or the “Company”) today announced the closing of its previously announced offering of $275 million in aggregate principal amount of 11.75% Senior Second Lien Notes due 2026 (the “Notes”) at par in a private offering that is exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”).

The Company intends to use the net proceeds of the offering, along with cash on hand, to fund the redemption of all of the Company’s 9.75% Senior Second Lien Notes due 2023 (the “Existing Second Lien Notes”). On the closing date of the offering of the Notes, the Company satisfied and discharged the indenture governing the Existing Second Lien Notes.

Tracy W. Krohn, Chairman and Chief Executive Officer, commented, “As we have discussed previously, we considered a number of alternatives with regard to our 2023 notes including full repayment of the notes. Our focus with all of the options reviewed was not only to significantly reduce debt but also to improve the balance sheet going forward and preserve financial flexibility. Ultimately we decided that using our substantial cash balance sheet to pay off half of these notes, significantly reduce interest payments and issue new notes with similar terms but with a shorter tenure, was our best path forward as it also allows us to have more liquidity to potentially fund higher return accretive capital projects and acquisitions in the near term. We continue to see a number of attractive acquisition opportunities in our core focus area and have significant financial resources and flexibility to act quickly when we identify the best opportunities for W&T.”

The Notes and the related guarantees have not been and will not be registered under the Securities Act or any other securities laws, and the Notes and the related guarantees may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any other applicable securities laws. The Notes and the related guarantees are being offered only to persons reasonably believed to be qualified institutional buyers in the United States under Rule 144A and to non-U.S. investors outside the United States pursuant to Regulation S.

This press release is being issued for informational purposes only and does not constitute an offer to sell, a solicitation of an offer to buy, or a sale of the Notes, the related guarantees, or any other securities, nor does it constitute an offer to sell, a solicitation of an offer to buy or a sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

ABOUT W&T OFFSHORE

W&T Offshore, Inc. is an independent oil and natural gas producer, active in the exploration, development and acquisition of oil and natural gas properties in the Gulf of Mexico. As of September 30, 2022, the Company holds working interests in 47 offshore fields in federal and state waters (45 fields producing and 2 fields capable of producing, which include 39 fields in federal waters and 8 in state waters). The Company currently has under lease approximately 622,000 gross acres (449,500 net acres) spanning across the outer continental shelf off the coasts of Louisiana, Texas, Mississippi and Alabama, with approximately 8,000 gross acres in Alabama State waters, 449,000 gross acres on the conventional shelf and approximately 165,000 gross acres in the deepwater. A majority of the Company’s daily production is derived from wells it operates.

FORWARD-LOOKING AND CAUTIONARY STATEMENTS

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements, including statements regarding potential opportunities for the Company and the intended use of the proceeds of the offering, including to fund the redemption of the Existing Second Lien Notes, reflect our current views with respect to future events and are based on what we believe are reasonable estimates and assumptions. No assurance can be given, however, that these events will occur or that our estimates will be correct. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, among other things, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, uncertainties of the timing and impact of bringing new wells online and repairing and restoring infrastructure hurricane damage, the ability to achieve leverage targets, unexpected future capital expenditures, competition, the success of our risk management activities, governmental regulations, uncertainties and other factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2021 and subsequent Form 10-Q reports found at www.sec.gov or on our website at www.wtoffshore.com under the Investor Relations section. Investors are urged to consider closely the disclosures and risk factors in these reports.

CONTACT:

Al Petrie

Investor Relations Coordinator

investorrelations@wtoffshore.com
713-297-8024

Janet Yang

Executive Vice President and Chief Financial Officer

jyang@wtoffshore.com
713-626-8525

Source: W&T Offshore, Inc.

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